                                                Exhibit 99.1
Press Release

Investor Relations Contact
Matthew Frankel, CFA
Verint Systems Inc.
(631) 962-9672
matthew.frankel@verint.com

Verint Announces Strong Third Quarter Results, Raises Guidance and Three-Year Targets

Delivers Strong Q3 Cloud Revenue Growth; Expects Strong Q4 and Raises Annual Cloud Revenue Growth Guidance
Introduces FYE 2023 Guidance Above Prior Targets and Raises FYE 2024 Targets

MELVILLE, N.Y., December 2, 2021 - Verint® (Nasdaq: VRNT), The Customer Engagement Company™, today announced results for the three and nine months ended October 31, 2021 (FYE 2022). Revenue for the three months ended October 31, 2021 was $225 million on a GAAP basis representing 4% year-over-year growth and $227 million on a non-GAAP basis also representing 4% year-over-year growth. Revenue for the nine months ended October 31, 2021 was $640 million on a GAAP basis representing 6% year-over-year growth and $645 million on a non-GAAP basis representing 5% year-over-year growth. For the three months ended October 31, 2021, diluted EPS was $0.12 on a GAAP basis and, $0.69 on a non-GAAP basis. For the nine months ended October 31, 2021, diluted EPS was $0.08 on a GAAP basis and $1.71 on a non-GAAP basis.

“The momentum we experienced in the first half of the year continued in the third quarter with strong cloud revenue growth, strong new PLE bookings growth, and strong revenue and diluted EPS coming in significantly ahead of expectations. We expect to finish the year with a strong Q4 and are raising our annual outlook for total revenue, cloud revenue, and new PLE bookings. We believe our results and improved outlook reflect the differentiation of our cloud platform and our execution following the spin-off of our security business in February 2021,” said Dan Bodner, Verint CEO.

Bodner continued, “At the time of the spin-off, we laid out three-year targets for accelerating growth. I am pleased to report that based on our strong PLE bookings this year across existing and new customers, we now believe we are tracking ahead of these targets. We are introducing guidance for next year of 7% revenue growth, above our prior targets. We are also increasing our targets for FYE 2024 to 10% revenue growth taking our total revenue to $1.03 billion with about $650 million in cloud revenue.”

Third Quarter Key Cloud Metrics
•Strong Cloud Revenue Growth: Up 32% year-over-year
•Strong Software Bookings Growth: New perpetual license equivalent (PLE) bookings up 14% year-over-year
•Large Cloud Orders: 21 orders each in excess of $1 million Total Contract Value (TCV)

FYE 2022 and FYE 2023 Outlook
We are increasing our non-GAAP annual outlook for the year ending January 31, 2022, as follows:

•Cloud Revenue Growth: a range of 35% to 37% (up from our prior guidance of 35% last quarter and 30% at the start of the year)
•New PLE Bookings Growth: a range of 15% to 17% (up from our prior guidance of 15% last quarter and 10% at the start of the year)

•Revenue: $875 million +/- 1% (up from our prior guidance of $872 million last quarter and $860 million at the start of the year)
•Diluted EPS: $2.25 at the midpoint of our revenue guidance (up from our prior guidance of $2.20 at the start of the year)

We are introducing our non-GAAP annual outlook for the year ending January 31, 2023, above our prior targets, as follows:

•Cloud Revenue: 30% growth resulting in cloud revenue of over $500 million
•New PLE Bookings Growth: a range of 10% to 12%
•Revenue: $935 million +/- 2% reflecting 7% year-over-year growth
•Diluted EPS: $2.49 at the midpoint of our revenue guidance, reflecting 11% year-year-year growth

Our non-GAAP outlook for the year ending January 31, 2022 excludes the following GAAP measures which we are able to quantify with reasonable certainty:

•Amortization of intangible assets of approximately $47 million.
•Expenses and losses on debt modification or retirement of approximately $2 million.
•Favorable change in fair value of future tranche right of approximately $16 million.
•Unrealized losses on derivatives, net of approximately $14 million.

Our non-GAAP outlook for the year ending January 31, 2022 excludes the following GAAP measures for which we are able to provide a range of probable significance:

•Revenue adjustments are expected to be between approximately $5 million and $7 million.
•Stock-based compensation expenses are expected to be between approximately $65 million and $70 million for the year ending January 31, 2022, assuming market prices for our common stock approximately consistent with current levels.
•Further costs associated with Verint’s February 1, 2021 separation into two independent public companies are expected to be between approximately $13 million and $15 million.

Our initial non-GAAP outlook for the year ending January 31, 2023 excludes the following GAAP measures which we are able to quantify with reasonable certainty:

•Amortization of intangible assets of approximately $41 million.

Our initial non-GAAP outlook for the year ending January 31, 2023 excludes the following GAAP measures for which we are able to provide a range of probable significance:

•Revenue adjustments are expected to be between approximately $2 million and $4 million.
•Stock-based compensation expenses are expected to be between approximately $67 million and $73 million for the year ending January 31, 2023, assuming market prices for our common stock approximately consistent with current levels.
•Costs associated with modifying our workplace in response to the post-spin and COVID work environment, including assumed lease terminations and abandonments, IT infrastructure costs, and other charges are expected to be between approximately $20 million and $30 million.

Our non-GAAP FYE 2024 targets exclude any GAAP revenue adjustments.

Our non-GAAP guidance and targets do not include the potential impact of any in-process business acquisitions that may close after the date hereof, and, unless otherwise specified, reflects foreign currency exchange rates approximately consistent with current rates.

We are unable, without unreasonable efforts, to provide a reconciliation for other GAAP measures which are excluded from our non-GAAP outlook and targets, including the impact of future business acquisitions or acquisition expenses, future restructuring expenses, and non-GAAP income tax adjustments due to the level of unpredictability and uncertainty associated with these items. For these same reasons, we are unable to assess the probable significance of these excluded items. While historical results may not be indicative of future results, actual amounts for the three and nine months ended October 31, 2021 and 2020 for the GAAP measures excluded from our non-GAAP outlook appear in Tables 2, 3 and 4 of this press release.

Conference Call Information

We will conduct a conference call today at 4:30 p.m. ET to discuss our results for the three and nine months ended October 31, 2021, outlook, and long-term targets. An online, real-time webcast of the conference call and webcast slides will be available on our website at www.verint.com. The webcast slides will be available on our website until at least January 31, 2022. The conference call can also be accessed live via telephone at 1-844-309-0615 (United States and Canada) and 1-661-378-9462 (international) and the passcode is 7551616. Please dial in 5-10 minutes prior to the scheduled start time.

About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of non-GAAP financial measures presented for completed periods to the most directly comparable financial measures prepared in accordance with GAAP, please see the tables below as well as "Supplemental Information About Non-GAAP Financial Measures and Operating Metrics" at the end of this press release.

About Verint Systems Inc.
Verint® (Nasdaq: VRNT) helps the world’s most iconic brands – including over 85 of the Fortune 100 companies – build enduring customer relationships by connecting work, data, and experiences across the enterprise. The Verint Customer Engagement portfolio draws on the latest advancements in AI and analytics, an open cloud architecture, and The Science of Customer Engagement™ to help customers close The Engagement Capacity Gap™.

Verint. The Customer Engagement Company™. Learn more at Verint.com.

Cautions About Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding expectations, predictions, views, opportunities, plans, strategies, beliefs, and statements of similar effect relating to Verint Systems Inc. These forward-looking statements are not guarantees of future performance and they are based on management's expectations that involve a number of known and unknown risks, uncertainties, assumptions, and other important factors, any of which could cause our actual results or conditions to differ materially from those expressed in or implied by the forward-looking statements. Some of the factors that could cause our actual results or conditions to differ materially from current expectations include, among others: uncertainties regarding the impact of changes in macroeconomic and/or global conditions, including as a result of slowdowns, recessions, economic instability, political unrest, armed conflicts, natural disasters, or outbreaks of disease, such as the COVID-19 pandemic, as well as the resulting impact on information technology spending by enterprises and government customers, on our business; risks that our customers delay, cancel, or refrain from placing orders, refrain from renewing subscriptions or service contracts, or are unable to honor contractual commitments or payment obligations due to liquidity issues or other challenges in their budgets and business, due to the COVID-19 pandemic or otherwise; risks that restrictions resulting from the COVID-19 pandemic or actions taken in response to the pandemic adversely impact our operations or our ability to fulfill orders, complete implementations, or recognize revenue; challenges associated with our cloud transition, including increased importance of subscription renewal rates, and risk of increased variability in our period-to-period results based on the mix, terms, and timing of our transactions; risks associated with our ability to keep pace with technological advances and challenges and evolving industry standards; to adapt to changing market potential from area to area within our markets; and to successfully develop, launch, and drive demand for new, innovative, high-quality products that meet or exceed customer challenges and needs in both existing and new areas, while simultaneously preserving our legacy businesses and migrating away from areas of commoditization; risks due to aggressive competition in all of our markets, including with respect to maintaining revenue, margins, and sufficient levels of investment in our business and operations, and competitors with greater resources than we have; risks relating to our ability to properly manage investments in our business and operations, execute on growth or strategic initiatives, and enhance our existing operations and infrastructure, including the proper prioritization and allocation of limited financial and other resources; risks associated with our ability to identify suitable targets for acquisition or investment or successfully compete for, consummate, and implement mergers and acquisitions, including risks associated with valuations, reputational considerations, capital constraints, costs and expenses, maintaining profitability levels, expansion into new areas, management distraction, post-acquisition integration activities, and potential asset impairments; challenges associated with selling sophisticated solutions, including with respect to longer sales cycles, more complex sales processes, and assisting customers in understanding and realizing the benefits of our solutions, as well as with developing, offering, implementing, and maintaining a broad solution portfolio; risks that we may be unable to maintain, expand, and enable our relationships with partners as part of our growth strategy; risks associated with our reliance on third-party suppliers, partners, or original equipment manufacturers (“OEMs”) for certain components, products, or services, including companies that may compete with us or work with our competitors, as well as cloud hosting providers; risks associated with our ability to retain, recruit, and train qualified personnel in regions in which we operate, including in new markets and growth areas we may enter or due to applicable regulatory requirements such as vaccination mandates; risks associated with our significant international operations, exposure to regions subject to political or economic instability, fluctuations in foreign exchange rates, and challenges associated with a significant portion of our cash being held overseas; risks associated with a significant part of our business coming from government contracts and associated procurement processes; risks associated with complex and changing domestic and foreign regulatory environments, relating to our own operations, the products and services we offer, and/or the use of our solutions by our customers, including, among others, with respect to data privacy and protection, government contracts, anti-corruption, trade compliance, tax, and labor matters; risks associated with the mishandling or perceived mishandling of sensitive or confidential information and data, including personally identifiable information or other information that may belong to our customers or other third parties, including in connection with our SaaS or other hosted or managed service offerings or when we are asked to perform service or support; risks that our solutions or services, or those of third-party suppliers, partners, or OEMs which we use in or with our offerings or otherwise rely on, including third-party hosting platforms, may contain defects, develop operational problems, or be vulnerable to cyber-attacks; risk of security vulnerabilities or lapses, including cyber-attacks, information technology system breaches, failures, or disruptions; risks that our intellectual property rights may not be adequate to protect our business or assets or that others may make claims on our intellectual property, claim infringement on their intellectual property rights, or claim a violation of their license rights, including relative to free or open source components we may use; risks associated with leverage resulting from our current debt position or our ability to incur additional debt, including with respect to liquidity considerations, covenant limitations and compliance, fluctuations in interest rates, dilution considerations (with respect to our convertible notes), and our ability to maintain our credit ratings; risks that we may experience liquidity or working capital issues and related risks that financing sources may be unavailable to us on reasonable terms or at all; risks arising as a result of contingent or other obligations or liabilities assumed in our acquisition of our former parent company, Comverse Technology, Inc. (“CTI”), or associated with formerly being consolidated with, and part of a consolidated tax group with, CTI, or as a result of the successor to CTI's business operations, Mavenir, Inc., being unwilling or unable to provide us with certain indemnities to which we are entitled; risks associated with changing accounting principles or standards, tax laws and regulations, tax rates, and the continuing availability of expected tax benefits; risks relating to the adequacy of our existing infrastructure, systems, processes, policies, procedures, internal controls, and personnel, and our ability to successfully implement and maintain enhancements to the foregoing, for our current and future operations and reporting needs, including related risks of financial statement omissions, misstatements, restatements, or filing delays; risks associated with market volatility in the prices of our common stock and convertible notes based on our performance, third-party publications or speculation, or other factors and risks associated with actions of activist stockholders; risks associated with Apax Partners' significant ownership position and potential that its interests will not be aligned with those of our common stockholders; and risks associated with the recent spin-off of our Cyber Intelligence Solutions business, including the possibility that it does not achieve the benefits anticipated, does not qualify as a tax-free transaction, or exposes us to unexpected claims or liabilities. We assume no obligation to revise or update any forward-looking statement, except as otherwise required by law. For a detailed discussion of these risk factors, see our Annual Report on Form 10-K for the fiscal year ended January 31, 2021, our Quarterly Report on Form 10-Q for the quarter ended April 30, 2021, our Quarterly Report on Form 10-Q for the quarter ended July 31, 2021, our Quarterly Report on Form 10-Q for the quarter ended October 31, 2021, when filed, and other filings we make with the SEC.

VERINT, THE CUSTOMER ENGAGEMENT COMPANY, BOUNDLESS CUSTOMER ENGAGEMENT, THE ENGAGEMENT CAPACITY GAP and THE SCIENCE OF CUSTOMER ENGAGEMENT are trademarks of Verint Systems Inc. or its subsidiaries. Verint and other parties may also have trademark rights in other terms used herein.

Table 1
VERINT SYSTEMS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
(in thousands, except per share data)	2021	2020	2021	2020
Revenue:
Recurring	$158,811	$150,233	$459,442	$418,570
Nonrecurring	66,009	64,989	180,899	186,597
Total revenue	224,820	215,222	640,341	605,167
Cost of revenue:
Recurring	36,811	35,388	112,523	103,252
Nonrecurring	30,524	34,440	90,909	95,835
Amortization of acquired technology	4,749	4,044	13,559	12,589
Total cost of revenue	72,084	73,872	216,991	211,676
Gross profit	152,736	141,350	423,350	393,491
Operating expenses:
Research and development, net	31,029	33,293	91,969	95,853
Selling, general and administrative	89,778	80,167	268,800	234,733
Amortization of other acquired intangible assets	7,261	7,833	21,934	23,316
Total operating expenses	128,068	121,293	382,703	353,902
Operating income	24,668	20,057	40,647	39,589
Other income (expense), net:
Interest income	101	314	147	1,217
Interest expense	(1,502)	(9,718)	(8,720)	(30,530)
Losses on early retirements of debt	—	—	(2,474)	(143)
Other (expense) income, net	(417)	(11,670)	3,789	(26,246)
Total other expense, net	(1,818)	(21,074)	(7,258)	(55,702)
Income (loss) from continuing operations before provision for income taxes	22,850	(1,017)	33,389	(16,113)
Provision for income taxes	9,349	1,084	13,478	9,776
Net income (loss) from continuing operations	13,501	(2,101)	19,911	(25,889)
Net income from discontinued operations	—	13,928	—	44,328
Net income	13,501	11,827	19,911	18,439
Net income from continuing operations attributable to noncontrolling interests	264	309	875	876
Net income from discontinued operations attributable to noncontrolling interests	—	1,343	—	4,908
Net income attributable to Verint Systems Inc.	13,237	10,175	19,036	12,655
Dividends on preferred stock	(5,200)	(2,658)	(13,722)	(5,142)
Net income attributable to Verint Systems Inc. common shares	$8,037	$7,517	$5,314	$7,513

Net income (loss) attributable to Verint Systems Inc. common shares
Net income (loss) from continuing operations attributable to Verint Systems Inc. common shares	$8,037	$(5,068)	$5,314	$(31,907)
Net income from discontinued operations attributable to Verint Systems Inc. common shares	$—	$12,585	$—	$39,420

Basic net income (loss) per common share attributable to Verint Systems Inc.:
Continuing operations	$0.12	$(0.08)	$0.08	$(0.49)
Discontinued operations	—	0.19	—	0.61
Total basic net income per common share attributable to Verint Systems Inc.	$0.12	$0.11	$0.08	$0.12

	Three Months Ended October 31,		Nine Months Ended October 31,
(in thousands, except per share data)	2021	2020	2021	2020

Diluted net income (loss) per common share attributable to Verint Systems Inc.:
Continuing operations	$0.12	$(0.08)	$0.08	$(0.48)
Discontinued operations	—	0.19	—	0.59
Total diluted net income per common share attributable to Verint Systems Inc.	$0.12	$0.11	$0.08	$0.11

Weighted-average common shares outstanding:
Basic	65,570	65,571	65,474	64,973
Diluted	66,328	66,234	67,268	66,000

Table 2
VERINT SYSTEMS INC. AND SUBSIDIARIES
GAAP to Non-GAAP Cloud Metrics
(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
(in thousands)	2021	2020	2021	2020
Table of Reconciliation from GAAP Cloud Revenue to Non-GAAP Cloud Revenue
SaaS revenue - GAAP	$82,103	$58,983	$222,079	$148,100
Bundled SaaS revenue - GAAP	48,390	37,406	130,639	106,617
Unbundled SaaS revenue - GAAP	33,713	21,577	91,440	41,483
Optional managed services revenue - GAAP	16,358	14,884	49,688	43,344
Cloud revenue - GAAP	$98,461	$73,867	$271,767	$191,444

Estimated SaaS revenue adjustments	$1,985	$1,944	$3,701	$7,620
Estimated bundled SaaS revenue adjustments	1,984	1,897	3,638	7,485
Estimated unbundled SaaS revenue adjustments	1	47	63	135
Estimated optional managed services revenue adjustments	112	223	431	772
Estimated cloud revenue adjustments	$2,097	$2,167	$4,132	$8,392

SaaS revenue - non-GAAP	$84,088	$60,927	$225,780	$155,720
Bundled SaaS revenue - non-GAAP	50,374	39,303	134,277	114,102
Unbundled SaaS revenue - non-GAAP	33,714	21,624	91,503	41,618
Optional managed services revenue - non-GAAP	16,470	15,107	50,119	44,116
Cloud revenue - non-GAAP	$100,558	$76,034	$275,899	$199,836

Table of New SaaS ACV
New SaaS ACV	$18,312	$15,659	$63,684	$44,248
New SaaS ACV Growth YoY	16.9%	0.3%	43.9%	30.4%

Table of New Perpetual License Equivalent Bookings
New perpetual license equivalent bookings	$75,438	$66,084	$209,479	$175,994
New perpetual license equivalent bookings change YoY	14.2%	(12.3)%	19.0%	(11.7)%
% of new perpetual license equivalent bookings from SaaS	43.7%	44.8%	49.0%	43.0%

Table 3
VERINT SYSTEMS INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
(in thousands, except per share data)	2021	2020	2021	2020
REVENUE
Recurring revenue - GAAP	$158,811	$150,233	$459,442	$418,570
Nonrecurring revenue - GAAP	66,009	64,989	180,899	186,597
Total GAAP revenue	224,820	215,222	640,341	605,167
Recurring revenue adjustments	2,108	2,227	4,160	8,555
Nonrecurring revenue adjustments	—	—	—	—
Total revenue adjustments	2,108	2,227	4,160	8,555
Recurring revenue - non-GAAP	160,919	152,460	463,602	427,125
Nonrecurring revenue - non-GAAP	66,009	64,989	180,899	186,597
Total non-GAAP revenue	$226,928	$217,449	$644,501	$613,722

GROSS PROFIT AND GROSS MARGIN
Recurring costs	$36,811	$35,388	$112,523	$103,252
Nonrecurring costs	30,524	34,440	90,909	95,835
Amortization of acquired technology	4,749	4,044	13,559	12,589
Total GAAP cost of revenue	72,084	73,872	216,991	211,676
GAAP gross profit	152,736	141,350	423,350	393,491
GAAP gross margin	67.9%	65.7%	66.1%	65.0%
Revenue adjustments	2,108	2,227	4,160	8,555
Amortization of acquired technology	4,749	4,044	13,559	12,589
Stock-based compensation expenses	1,230	1,753	3,918	3,447
Acquisition expenses, net	121	92	171	334
Restructuring expenses	245	201	792	1,761
Separation expenses(3)	—	—	78	—
Impairment charges	—	145	—	145
Discontinued operations corporate overhead adjustment	—	1,433	—	3,310
Allocation methodology difference	—	(121)	—	(414)
Non-GAAP gross profit	$161,189	$151,124	$446,028	$423,218
Non-GAAP gross margin	71.0%	69.5%	69.2%	69.0%

RESEARCH AND DEVELOPMENT, NET
GAAP research and development, net	$31,029	$33,293	$91,969	$95,853
As a percentage of GAAP revenue	13.8%	15.5%	14.4%	15.8%
Stock-based compensation expenses	(1,949)	(1,241)	(5,749)	(3,910)
Acquisition expenses, net	(192)	(28)	(272)	(249)
Restructuring expenses	(97)	(9)	(410)	(1,149)
Separation expenses(3)	—	—	(467)	—
Other adjustments	—	(43)	—	(43)

	Three Months Ended October 31,		Nine Months Ended October 31,
(in thousands, except per share data)	2021	2020	2021	2020
Discontinued operations corporate overhead adjustment	—	(4,242)	—	(12,736)
Allocation methodology difference	—	1,494	—	5,525
Non-GAAP research and development, net	$28,791	$29,224	$85,071	$83,291
As a percentage of non-GAAP revenue	12.7%	13.4%	13.2%	13.6%

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
GAAP selling, general and administrative expenses	$89,778	$80,167	$268,800	$234,733
As a percentage of GAAP revenue	39.9%	37.2%	42.0%	38.8%
Stock-based compensation expenses	(13,416)	(12,535)	(41,422)	(32,179)
Acquisition (expenses) benefit, net	(2,494)	(538)	(7,481)	64
Restructuring expenses	(679)	(292)	(3,202)	(2,800)
Separation expenses(3)	(1,915)	—	(10,651)	—
Impairment charges	(373)	—	(373)	—
Other adjustments	37	(42)	(612)	746
Discontinued operations corporate overhead adjustment	—	(7,341)	—	(21,128)
Allocation methodology difference	—	(912)	—	(3,959)
Non-GAAP selling, general and administrative expenses	$70,938	$58,507	$205,059	$175,477
As a percentage of non-GAAP revenue	31.3%	26.9%	31.8%	28.6%

OPERATING INCOME AND OPERATING MARGIN
GAAP operating income	$24,668	$20,057	$40,647	$39,589
GAAP operating margin	11.0%	9.3%	6.3%	6.5%
Revenue adjustments	2,108	2,227	4,160	8,555
Amortization of acquired technology	4,749	4,044	13,559	12,589
Amortization of other acquired intangible assets	7,261	7,833	21,934	23,316
Stock-based compensation expenses	16,595	15,529	51,089	39,536
Acquisition expenses, net	2,807	658	7,924	519
Restructuring expenses	1,021	502	4,404	5,710
Separation expenses(3)	1,915	—	11,196	—
Impairment charges	373	145	373	145
Other adjustments	(37)	85	612	(703)
Discontinued operations corporate overhead adjustment	—	13,016	—	37,174
Allocation methodology difference	—	(703)	—	(1,980)
Non-GAAP operating income	$61,460	$63,393	$155,898	$164,450
Non-GAAP operating margin	27.1%	29.2%	24.2%	26.8%

Table of Reconciliation from GAAP Other Expense, Net to Non-GAAP Other Expense, Net
GAAP other expense, net	$(1,818)	$(21,074)	$(7,258)	$(55,702)
Unrealized losses on derivatives, net	—	931	14,305	758
Amortization of convertible note discount	—	3,220	—	9,620
Expenses and losses on debt modification or retirement	—	—	2,474	1,462
Change in fair value of future tranche right	—	9,224	(15,810)	22,834
Acquisition (benefit) expenses, net	(122)	62	(3,470)	128
Non-GAAP other expense, net(1)	$(1,940)	$(7,637)	$(9,759)	$(20,900)

Table of Reconciliation from GAAP Provision for Income Taxes to Non-GAAP Provision for Income Taxes
GAAP provision for income taxes	$9,349	$1,084	$13,478	$9,776

	Three Months Ended October 31,		Nine Months Ended October 31,
(in thousands, except per share data)	2021	2020	2021	2020
GAAP effective income tax rate	40.9%	(106.6)%	40.4%	(60.7)%
Non-GAAP tax adjustments	(2,559)	3,558	2,068	2,173
Non-GAAP provision for income taxes	$6,790	$4,642	$15,546	$11,949
Non-GAAP effective income tax rate	11.4%	8.3%	10.6%	8.3%

Table of Reconciliation from GAAP Net Income (Loss) from Continuing Operations Attributable to Verint Systems Inc. Common Shares to Non-GAAP Net Income from Continuing Operations Attributable to Verint Systems Inc. Common Shares
GAAP net income (loss) from continuing operations attributable to Verint Systems Inc. common shares	$8,037	$(5,068)	$5,314	$(31,907)
Revenue adjustments	2,108	2,227	4,160	8,555
Amortization of acquired technology	4,749	4,044	13,559	12,589
Amortization of other acquired intangible assets	7,261	7,833	21,934	23,316
Stock-based compensation expenses	16,595	15,529	51,089	39,536
Unrealized losses on derivatives, net	—	931	14,305	758
Amortization of convertible note discount	—	3,220	—	9,620
Expenses and losses on debt modification or retirement	—	—	2,474	1,462
Change in fair value of future tranche right	—	9,224	(15,810)	22,834
Acquisition expenses, net	2,685	720	4,454	647
Restructuring expenses	1,021	502	4,404	5,710
Separation expenses(3)	1,915	—	11,196	—
Impairment charges	373	145	373	145
Other adjustments	(37)	85	612	(703)
Discontinued operations corporate overhead adjustment	—	13,016	—	37,174
Allocation methodology difference	—	(703)	—	(1,980)
Non-GAAP tax adjustments	2,559	(3,558)	(2,068)	(2,173)
Dividends, reversed due to assumed conversion of preferred stock(4)	5,200	2,658	13,722	5,142
Total adjustments	44,429	55,873	124,404	162,632
Non-GAAP net income from continuing operations attributable to Verint Systems Inc. common shares	$52,466	$50,805	$129,718	$130,725

Table Comparing GAAP Diluted Net Income (Loss) from Continuing Operations Per Common Share Attributable to Verint Systems Inc. to Non-GAAP Diluted Net Income from Continuing Operations Per Common Share Attributable to Verint Systems Inc.
GAAP diluted net income (loss) from continuing operations per common share attributable to Verint Systems Inc.	$0.12	$(0.08)	$0.08	$(0.48)
Non-GAAP diluted net income from continuing operations per common share attributable to Verint Systems Inc.(4)	$0.69	$0.73	$1.71	$1.91

GAAP weighted-average shares used in computing diluted net income (loss) from continuing operations per common share attributable to Verint Systems Inc.	66,328	66,234	67,268	66,000
Additional weighted-average shares applicable to non-GAAP diluted net income from continuing operations per common share attributable to Verint Systems Inc.	9,478	3,739	8,544	2,411

	Three Months Ended October 31,		Nine Months Ended October 31,
(in thousands, except per share data)	2021	2020	2021	2020
Non-GAAP diluted weighted-average shares used in computing net income from continuing operations per common share attributable to Verint Systems Inc.(4)	75,806	69,973	75,812	68,411

Table of Reconciliation from GAAP Net Income (Loss) from Continuing Operations to Adjusted EBITDA
GAAP net income (loss) from continuing operations	$13,501	$(2,101)	$19,911	$(25,889)
As a percentage of GAAP revenue	6.0%	(1.0)%	3.1%	(4.3)%
Provision for income taxes	9,349	1,084	13,478	9,776
Other expense, net	1,818	21,074	7,258	55,702
Depreciation and amortization(2)	18,585	18,587	54,696	56,473
Revenue adjustments	2,108	2,227	4,160	8,555
Stock-based compensation expenses	16,595	15,529	51,089	39,536
Acquisition expenses, net	2,807	658	7,924	519
Restructuring expenses	995	502	4,378	5,710
Separation expenses(3)	1,915	—	10,829	—
Impairment charges	373	145	373	145
Other adjustments	(37)	85	612	(703)
Discontinued operations corporate overhead adjustment	—	13,016	—	37,174
Allocation methodology difference	—	(703)	—	(1,980)
Adjusted EBITDA	$68,009	$70,103	$174,708	$185,018
As a percentage of non-GAAP revenue	30.0%	32.2%	27.1%	30.1%

Table of Reconciliation from Gross Debt to Net Debt	October 31, 2021	January 31, 2021
Current maturities of long-term debt	$—	$386,713
Long-term debt	406,411	402,781
Unamortized debt discounts and issuance costs	8,589	7,518
Gross debt	415,000	797,012
Less:
Cash and cash equivalents	307,847	585,273
Restricted cash and cash equivalents, and restricted bank time deposits	6	15
Short-term investments	661	46,300
Net debt, excluding long-term restricted cash, cash equivalents, time deposits, and investments	106,486	165,424
Long-term restricted cash, cash equivalents, time deposits and investments	492	651
Net debt, including long-term restricted cash, cash equivalents, time deposits, and investments	$105,994	$164,773

(1) For the three months ended October 31, 2021, non-GAAP other expense, net of $1.9 million was comprised of $1.2 million of interest and other expense, net of $0.7 million of foreign exchange charges primarily related to balance sheet translations.

(2) Adjusted for financing fee amortization.

(3) For the three and nine months ended October 31, 2020, separation expenses are considered part of discontinued operations and are, therefore, not included in the reported results from continuing operations.

(4) EPS calculation includes the more dilutive of either preferred stock dividends or conversion of preferred stock shares. Conversion of the outstanding preferred shares was more dilutive in all periods presented.

Table 4
VERINT SYSTEMS INC. AND SUBSIDIARIES
GAAP to Non-GAAP Recurring and Nonrecurring Revenue and Gross Profit
(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
(in thousands)	2021	2020	2021	2020
Table of Reconciliation from GAAP Recurring and Nonrecurring Revenue to Non-GAAP Recurring and Nonrecurring Revenue
Recurring revenue - GAAP	$158,811	$150,233	$459,442	$418,570
Cloud revenue - GAAP	98,461	73,867	271,767	191,444
Support revenue - GAAP	60,350	76,366	187,675	227,126
Nonrecurring revenue - GAAP	$66,009	$64,989	$180,899	$186,597
Perpetual revenue - GAAP	40,436	35,461	102,108	99,815
Professional services revenue - GAAP	25,573	29,528	78,791	86,782
Total revenue - GAAP	$224,820	$215,222	$640,341	$605,167

Estimated recurring revenue adjustments	$2,108	$2,227	$4,160	$8,555
Estimated cloud revenue adjustments	2,097	2,167	4,132	8,392
Estimated support revenue adjustments	11	60	28	163
Estimated nonrecurring revenue adjustments	$—	$—	$—	$—
Estimated perpetual revenue adjustments	—	—	—	—
Estimated professional services revenue adjustments	—	—	—	—
Total estimated revenue adjustments	$2,108	$2,227	$4,160	$8,555

Recurring revenue - non-GAAP	$160,919	$152,460	$463,602	$427,125
Cloud revenue - non-GAAP	100,558	76,034	275,899	199,836
Support revenue - non-GAAP	60,361	76,426	187,703	227,289
Nonrecurring revenue - non-GAAP	$66,009	$64,989	$180,899	$186,597
Perpetual revenue - non-GAAP	40,436	35,461	102,108	99,815
Professional services revenue - non-GAAP	25,573	29,528	78,791	86,782
Total revenue - non-GAAP	$226,928	$217,449	$644,501	$613,722

Table of Reconciliation from GAAP Recurring Gross Profit to Non-GAAP Recurring Gross Profit
GAAP recurring revenue	$158,811	$150,233	$459,442	$418,570
GAAP recurring costs	36,811	35,388	112,523	103,252
GAAP recurring gross profit	122,000	114,845	346,919	315,318
GAAP recurring gross margin	76.8%	76.4%	75.5%	75.3%

Recurring revenue adjustments	2,108	2,227	4,160	8,555
Recurring stock-based compensation expenses	540	584	1,531	1,321
Recurring acquisition expenses, net	30	77	80	131
Recurring restructuring expenses	35	119	479	902
Recurring separation expenses(1)	—	—	32	—
Recurring impairment charges	—	—	—	—
Recurring discontinued operations corporate overhead adjustment	—	332	—	797
Recurring allocation methodology difference	—	111	—	411
Non-GAAP recurring gross profit	$124,713	$118,295	$353,201	$327,435

	Three Months Ended October 31,		Nine Months Ended October 31,
(in thousands)	2021	2020	2021	2020
Non-GAAP recurring gross margin	77.5%	77.6%	76.2%	76.7%

Table of Reconciliation from GAAP Nonrecurring Gross Profit to Non-GAAP Nonrecurring Gross Profit
GAAP nonrecurring revenue	$66,009	$64,989	$180,899	$186,597
GAAP nonrecurring costs	30,524	34,440	90,909	95,835
GAAP nonrecurring gross profit	35,485	30,549	89,990	90,762
GAAP nonrecurring gross margin	53.8%	47.0%	49.7%	48.6%

Nonrecurring revenue adjustments	—	—	—	—
Nonrecurring stock-based compensation expenses	690	1,169	2,387	2,126
Nonrecurring acquisition expenses, net	91	15	91	203
Nonrecurring restructuring expenses	210	82	313	859
Nonrecurring separation expenses(1)	—	—	46	—
Nonrecurring impairment charges	—	145	—	145
Nonrecurring discontinued operations corporate overhead adjustment	—	1,101	—	2,513
Nonrecurring allocation methodology difference	—	(232)	—	(825)
Non-GAAP nonrecurring gross profit	$36,476	$32,829	$92,827	$95,783
Non-GAAP nonrecurring gross margin	55.3%	50.5%	51.3%	51.3%

(1) For the three and nine months ended October 31, 2020, separation expenses are considered part of discontinued operations and are, therefore, not included in the reported results from continuing operations.

Table 5
VERINT SYSTEMS INC. AND SUBSIDIARIES
Calculation of Change in Revenue on a Constant Currency Basis
(Unaudited)

	GAAP Revenue		Non-GAAP Revenue
(in thousands, except percentages)	Three Months Ended	Nine Months Ended	Three Months Ended	Nine Months Ended
Revenue for the three and nine months ended October 31, 2020	$215,222	$605,167	$217,449	$613,722
Revenue for the three and nine months ended October 31, 2021	$224,820	$640,341	$226,928	$644,501
Revenue for the three and nine months ended October 31, 2021 at constant currency(1)	$223,000	$629,000	$225,000	$633,000
Reported period-over-period revenue growth	4.5%	5.8%	4.4%	5.0%
% impact from change in foreign currency exchange rates	(0.9)%	(1.9)%	(0.9)%	(1.9)%
Constant currency period-over-period revenue growth	3.6%	3.9%	3.5%	3.1%

(1) Revenue for the three and nine months ended October 31, 2021 at constant currency is calculated by translating current-period GAAP or non-GAAP foreign currency revenue (as applicable) into U.S. dollars using average foreign currency exchange rates for the three and nine months ended October 31, 2020 rather than actual current-period foreign currency exchange rates.

For further information see "Supplemental Information About Constant Currency" at the end of this press release.

Table 6
VERINT SYSTEMS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	October 31,	January 31,
(in thousands, except share and per share data)	2021	2021
Assets
Current Assets:
Cash and cash equivalents	$307,847	$585,273
Restricted cash and cash equivalents, and restricted bank time deposits	6	15
Short-term investments	661	46,300
Accounts receivable, net of allowance for doubtful accounts of $1.3 million and $1.6 million, respectively	161,020	206,157
Contract assets, net	35,276	36,716
Inventories	5,760	5,541
Prepaid expenses and other current assets	49,880	42,814
Current assets of discontinued operations	—	354,926
Total current assets	560,450	1,277,742
Property and equipment, net	68,634	69,090
Operating lease right-of-use assets	45,698	57,849
Goodwill	1,361,420	1,327,407
Intangible assets, net	130,528	143,744
Other assets	131,555	104,511
Long-term assets of discontinued operations	—	280,952
Total assets	$2,298,285	$3,261,295

Liabilities, Temporary Equity, and Stockholders' Equity
Current Liabilities:
Accounts payable	$32,994	$35,463
Accrued expenses and other current liabilities	138,502	211,517
Current maturities of long-term debt	—	386,713
Contract liabilities	221,073	261,033
Current liabilities of discontinued operations	—	268,713
Total current liabilities	392,569	1,163,439
Long-term debt	406,411	402,781
Long-term contract liabilities	17,162	16,502
Operating lease liabilities	43,880	56,712
Other liabilities	37,250	75,710
Long-term liabilities of discontinued operations	—	58,118
Total liabilities	897,272	1,773,262
Commitments and Contingencies
Temporary Equity:
Preferred Stock - $0.001 par value; authorized 2,207,000 shares
Series A Preferred Stock; 200,000 shares issued and outstanding at October 31, 2021 and January 31, 2021, respectively; aggregate liquidation preference and redemption value of $203,467 and $206,067 at October 31, 2021 and January 31, 2021, respectively.	200,628	200,628
Series B Preferred Stock; 200,000 shares issued and outstanding at July 31, 2021; no shares issued and outstanding at January 31, 2021; aggregate liquidation preference and redemption value of $203,467 at July 31, 2021.	235,693	—
Equity component of currently redeemable convertible notes	—	4,841
Total temporary equity	436,321	205,469
Stockholders' Equity:
Common stock - $0.001 par value; authorized 120,000,000 shares. Issued 65,694,000 and 70,177,000 shares; outstanding 65,694,000 and 65,773,000 shares at July 31, 2021 and January 31, 2021, respectively.	66	70
Additional paid-in capital	1,121,523	1,726,166
Treasury stock, at cost - — and 4,404,000 shares at July 31, 2021 and January 31, 2021, respectively.	—	(208,124)
Accumulated deficit	(49,886)	(113,797)
Accumulated other comprehensive loss	(109,523)	(136,878)

	October 31,	January 31,
(in thousands, except share and per share data)	2021	2021
Total Verint Systems Inc. stockholders' equity	962,180	1,267,437
Noncontrolling interests	2,512	15,127
Total stockholders' equity	964,692	1,282,564
Total liabilities, temporary equity, and stockholders' equity	$2,298,285	$3,261,295

Table 7
VERINT SYSTEMS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended October 31,
(in thousands)	2021	2020
Cash flows from operating activities:
Net income	$19,911	$18,439
(Income) from discontinued operations, net of income taxes	—	(44,328)
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	56,910	63,664
Stock-based compensation, excluding cash-settled awards	51,078	39,533
Change in fair value of future tranche right	(15,810)	22,834
Amortization of discount on convertible notes	—	9,620
Non-cash losses on derivative financial instruments, net	14,374	812
Losses on early retirements of debt	2,474	143
Other, net	264	(173)
Changes in operating assets and liabilities:
Accounts receivable	45,586	35,441
Contract assets	1,290	1,389
Inventories	(758)	(262)
Prepaid expenses and other assets	(21,586)	(11,755)
Accounts payable and accrued expenses	(21,918)	25,682
Contract liabilities	(42,618)	(44,155)
Deferred income taxes	(15,530)	2,677
Other, net	(3,418)	1,693
Net cash provided by operating activities - continuing operations	70,249	121,254
Net cash (used in) provided by operating activities - discontinued operations	(9,055)	36,577
Net cash provided by operating activities	61,194	157,831

Cash flows from investing activities:
Cash paid for business combinations, including adjustments, net of cash acquired	(57,214)	—
Purchases of property and equipment	(11,903)	(9,918)
Purchases of investments	—	(98,067)
Maturities and sales of investments	45,640	18,800
Cash paid for capitalized software development costs	(5,637)	(5,916)
Change in restricted bank time deposits, and other investing activities, net	(26)	(24)
Net cash used in investing activities - continuing operations	(29,140)	(95,125)
Net cash used in investing activities - discontinued operations	—	(5,551)
Net cash used in investing activities	(29,140)	(100,676)

Cash flows from financing activities:
Proceeds from issuance of preferred stock	198,731	197,254
Proceeds from borrowings	315,000	155,000
Repayments of borrowings and other financing obligations	(312,415)	(205,447)
Settlement of 2014 Notes	(386,887)	—
Purchases of capped calls	(41,060)	—
Payments of debt-related costs	(10,708)	(2,287)
Purchases of treasury stock and common stock for retirement	(75,933)	(36,836)
Payments to repurchase convertible notes	—	(13,032)
Preferred stock dividend payments	(12,856)	(1,589)
Distributions paid to noncontrolling interest	(620)	(749)
Payment for termination of interest rate swap	(16,502)	—
Net cash transferred to Cognyte Software Ltd.	(114,657)	—
Dividend and other settlements received from Cognyte Software Ltd.	38,280	—
Payments of contingent consideration for business combinations (financing portion), and other financing activities	(4,621)	(8,364)

	Nine Months Ended October 31,
(in thousands)	2021	2020
Net cash (used in) provided by financing activities - continuing operations	(424,248)	83,950
Net cash used in financing activities - discontinued operations	—	(4,877)
Net cash (used in) provided by financing activities	(424,248)	79,073
Foreign currency effects on cash, cash equivalents, restricted cash, and restricted cash equivalents	(29)	(2,093)
Net (decrease) increase in cash, cash equivalents, restricted cash, and restricted cash equivalents	(392,223)	134,135
Cash, cash equivalents, restricted cash, and restricted cash equivalents, beginning of period	700,133	411,657
Cash, cash equivalents, restricted cash, and restricted cash equivalents, end of period	$307,910	$545,792

Reconciliation of cash, cash equivalents, restricted cash, and restricted cash equivalents at end of period to the condensed consolidated balance sheets:
Cash and cash equivalents	$307,847	$526,815
Restricted cash and cash equivalents included in restricted cash and cash equivalents, and restricted bank time deposits	6	15,459
Restricted cash and cash equivalents included in other assets	57	3,518
Total cash, cash equivalents, restricted cash, and restricted cash equivalents	$307,910	$545,792

Verint Systems Inc. and Subsidiaries
Supplemental Information About Non-GAAP Financial Measures and Operating Metrics

This press release contains non-GAAP financial measures, consisting of non-GAAP revenue, non-GAAP recurring revenue, non-GAAP nonrecurring revenue, non-GAAP perpetual revenue, non-GAAP support revenue, non-GAAP professional services revenue, non-GAAP cloud revenue, non-GAAP SaaS revenue, non-GAAP bundled SaaS revenue, non-GAAP unbundled SaaS revenue, non-GAAP optional managed services revenue, non-GAAP recurring gross profit and gross margins, non-GAAP nonrecurring gross profit and gross margins, non-GAAP gross profit and gross margins, non-GAAP research and development, net, non-GAAP selling, general and administrative expenses, non-GAAP operating income and operating margins, non-GAAP other income (expense), net, non-GAAP provision for (benefit from) income taxes and non-GAAP effective income tax rate, non-GAAP net income from continuing operations attributable to Verint Systems Inc. common shares, non-GAAP diluted net income from continuing operations per common share attributable to Verint Systems Inc., adjusted EBITDA and adjusted EBITDA margins, net debt and constant currency measures. The tables above include a reconciliation of each non-GAAP financial measure for completed periods presented in this press release to the most directly comparable GAAP financial measure.

We believe these non-GAAP financial measures, used in conjunction with the corresponding GAAP measures, provide investors with useful supplemental information about the financial performance of our business by:
•facilitating the comparison of our financial results and business trends between periods, by excluding certain items that either can vary significantly in amount and frequency, are based upon subjective assumptions, or in certain cases are unplanned for or difficult to forecast,
•facilitating the comparison of our financial results and business trends with other technology companies who publish similar non-GAAP measures, and
•allowing investors to see and understand key supplementary metrics used by our management to run our business, including for budgeting and forecasting, resource allocation, and compensation matters.

We also make these non-GAAP financial measures available because a number of our investors have informed us that they find this supplemental information useful.

Non-GAAP financial measures should not be considered in isolation as substitutes for, or superior to, comparable GAAP financial measures. The non-GAAP financial measures we present have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP, and these non-GAAP financial measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP financial measures. These non-GAAP financial measures do not represent discretionary cash available to us to invest in the growth of our business, and we may in the future incur expenses similar to or in addition to the adjustments made in these non-GAAP financial measures. Other companies may calculate similar non-GAAP financial measures differently than we do, limiting their usefulness as comparative measures.

Our non-GAAP financial measures are calculated by making the following adjustments to our GAAP financial measures:

Revenue adjustments. We exclude from our non-GAAP revenue the impact of fair value adjustments required under GAAP relating to cloud services and customer support contracts acquired in a business acquisition, which would have otherwise been recognized on a stand-alone basis. We believe that it is useful for investors to understand the total amount of revenue that we and the acquired company would have recognized on a stand-alone basis under GAAP, absent the accounting adjustment associated with the business acquisition. Our non-GAAP revenue also reflects certain adjustments from aligning an acquired company’s revenue recognition policies to our policies.  We believe that our non-GAAP revenue measure helps management and investors understand our revenue trends and serves as a useful measure of ongoing business performance.

Amortization of acquired technology and other acquired intangible assets. When we acquire an entity, we are required under GAAP to record the fair values of the intangible assets of the acquired entity and amortize those assets over their useful lives. We exclude the amortization of acquired intangible assets, including acquired technology, from our non-GAAP financial measures because they are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. We also exclude these amounts to provide easier comparability of pre- and post-acquisition operating results.

Stock-based compensation expenses. We exclude stock-based compensation expenses related to restricted stock awards, stock bonus programs, bonus share programs, and other stock-based awards from our non-GAAP financial measures. We evaluate our performance both with and without these measures because stock-based compensation is typically a non-cash expense and can vary significantly over time based on the timing, size and nature of awards granted, and is influenced in part by certain factors which are generally beyond our control, such as the volatility of the price of our common stock. In addition, measurement of stock-based compensation is subject to varying valuation methodologies and subjective assumptions, and therefore we believe that excluding stock-based compensation from our non-GAAP financial measures allows for meaningful comparisons of our current operating results to our historical operating results and to other companies in our industry.

Unrealized gains and losses on certain derivatives, net. We exclude from our non-GAAP financial measures unrealized gains and losses on certain derivatives which are not designated as hedges under accounting guidance. We exclude unrealized gains and losses on foreign currency derivatives that serve as economic hedges against variability in the cash flows of recognized assets or liabilities, or of forecasted transactions. These contracts, if designated as hedges under accounting guidance, would be considered “cash flow” hedges.  These unrealized gains and losses are excluded from our non-GAAP financial measures because they are non-cash transactions which are highly variable from period to period. Upon settlement of these foreign currency derivatives, any realized gain or loss is included in our non-GAAP financial measures.

Amortization of convertible note discount. Our non-GAAP financial measures for periods prior to February 1, 2021 exclude the amortization of the imputed discount on our convertible notes. Under GAAP, certain convertible debt instruments that may be settled in cash upon conversion were required to be bifurcated into separate liability (debt) and equity (conversion option) components in a manner that reflected the issuer’s assumed non-convertible debt borrowing rate. For GAAP purposes, we were required to recognize imputed interest expense on the difference between our assumed non-convertible debt borrowing rate and the coupon rate on our 1.50% convertible notes. This difference is excluded from our non-GAAP financial measures because we believe that this expense is based upon subjective assumptions and does not reflect the cash cost of our convertible debt. Effective with the February 1, 2021 adoption of Accounting Standards Update ("ASU") 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, we no longer record the conversion feature of our convertible senior notes in equity. Instead, we combined the previously separated equity component with the liability component, which together is classified as debt, thereby eliminating the subsequent amortization of the debt discount as interest expense.

Expenses and losses on debt modification or retirement. We exclude from our non-GAAP financial measures losses on early retirements of debt attributable to refinancing or repaying our debt, and expenses incurred to modify debt terms, because we believe they are not reflective of our ongoing operations.

Change in fair value of future tranche right. On December 4, 2019, we entered into an Investment Agreement with an affiliate of Apax Partners (the “Apax Investor”), whereby the Apax Investor agreed to make an investment in us of up to $400.0 million of convertible preferred stock. In connection with the Apax Investor’s first $200.0 million investment on May 7, 2020 (for 200,000 shares of Series A Preferred Stock), we determined that our obligation to issue, and the Apax Investor’s obligation to purchase the Series B Preferred Stock in connection with the completion of the spin-off of Cognyte Software Ltd. (our former Cyber Intelligence Solutions business) and other customary closing conditions (the “Future Tranche Right”) met the definition of a freestanding financial instrument. This Future Tranche Right was reported at fair value as an asset or liability on our consolidated balance sheet and was remeasured at fair value each reporting period until the settlement of the right at the time of issuance of the Series B Preferred Stock, which occurred on April 6, 2021. Changes in its fair value were recognized as a non-cash charge or benefit within other income (expense), net on the condensed consolidated statement of operations. We excluded this change in fair value of the Future Tranche Right from our non-GAAP financial measures because it is unusual in nature, can vary significantly in amount, and is unrelated to our ongoing operations.

Acquisition expenses (benefit), net. In connection with acquisition activity (including with respect to acquisitions that are not consummated), we incur expenses (benefits), including legal, accounting, and other professional fees, integration costs, changes in the fair value of contingent consideration obligations, and other costs. Integration costs may consist of information technology expenses as systems are integrated across the combined entity, consulting expenses, marketing expenses, and professional fees, as well as non-cash charges to write-off or impair the value of redundant assets. We exclude these expenses from our non-GAAP financial measures because they are unpredictable, can vary based on the size and complexity of each transaction, and are unrelated to our continuing operations or to the continuing operations of the acquired businesses.

Restructuring expenses. We exclude restructuring expenses from our non-GAAP financial measures, which include employee termination costs, facility exit costs (including those associated with modifying the workplace), certain professional fees, asset impairment charges, and other costs directly associated with resource realignments incurred in reaction to changing strategies or business conditions. All of these costs can vary significantly in amount and frequency based on the nature of the actions as well as the changing needs of our business and we believe that excluding them provides easier comparability of pre- and post-restructuring operating results.

Separation expenses. On February 1, 2021, we completed the previously announced spin-off of Cognyte Software Ltd., whose business and operations consist of our former Cyber Intelligence Solutions business. We have incurred and expect to incur, significant expenses in connection with the spin-off, including third-party advisory, accounting, legal, consulting, and other similar services related to the separation as well as costs associated with the operational separation of the two businesses, including those related to human resources, brand management, real estate, and information technology (which are included in Separation expenses to the extent not capitalized). Separation expenses also include incremental cash income taxes related to the reorganization of legal entities and operations in order to effect the separation. These costs are incremental to our normal operating expenses and are being incurred solely as a result of the separation transaction. Accordingly, we are excluding these separation expenses from our non-GAAP financial measures in order to evaluate our performance on a comparable basis.

Impairment charges and other adjustments. We exclude from our non-GAAP financial measures asset impairment charges (other than those already included within restructuring or acquisition activity), IT infrastructure costs and other charges associated with modifying the workplace, gains or losses on sales of property, gains or losses on settlements of certain legal matters, and certain professional fees unrelated to our ongoing operations, all of which are unusual in nature and can vary significantly in amount and frequency.

Discontinued operations corporate overhead adjustment. These amounts represent general corporate overhead costs related to executive management, finance, legal, information technology, and other shared services functions that were historically allocated to Cognyte, but are not permitted to be included in discontinued operations under GAAP guidelines as they represent indirect expenses of Cognyte.

Allocation methodology difference. These amounts are the result of presenting our former Cyber Intelligence Solutions business on a discontinued operations basis for quarters previously reported due to the completion of the spin-off on February 1, 2021. This adjustment represents the difference between the allocation of shared corporate support expenses under GAAP guidelines for reporting discontinued operations compared to management’s previously estimated allocations of those shared corporate support expenses.

Non-GAAP income tax adjustments. We exclude our GAAP provision for (benefit from) income taxes from our non-GAAP measures of net income attributable to Verint Systems Inc., and instead include a non-GAAP provision for income taxes, determined by applying a non-GAAP effective income tax rate to our income before provision for income taxes, as adjusted for the non-GAAP items described above. The non-GAAP effective income tax rate is generally based upon the income taxes we expect to pay in the reporting year. Our GAAP effective income tax rate can vary significantly from year to year as a result of tax law changes, settlements with tax authorities, changes in the geographic mix of earnings including acquisition activity, changes in the projected realizability of deferred tax assets, and other unusual or period-specific events, all of which can vary in size and frequency. We believe that our non-GAAP effective income tax rate removes much of this variability and facilitates meaningful comparisons of operating results across periods. Our non-GAAP effective income tax rate for the year ending January 31, 2022 is currently approximately 11% and was 8% for the year ended January 31, 2021. We evaluate our non-GAAP effective income tax rate on an ongoing basis, and it can change from time to time. Our non-GAAP income tax rate can differ materially from our GAAP effective income tax rate.

Revenue Metrics and Operating Metrics

Recurring revenue, on both a GAAP and non-GAAP basis, is the portion of our revenue that we believe is likely to be renewed in the future, and primarily consists of cloud revenue and initial and renewal post contract support.

Nonrecurring revenue, on both a GAAP and non-GAAP basis, primarily consists of our perpetual licenses, consulting, implementation and installation services, hardware, and training.

Cloud revenue primarily consists of SaaS and optional managed services.

SaaS revenue includes bundled SaaS, software with standard managed services and unbundled SaaS (including associated support) that we account for as term licenses where managed services are purchased separately.

Optional Managed Services is recurring services that are intended to improve our customers operations and reduce expenses.

New SaaS Annual Contract Value (ACV) includes the annualized contract value of all new SaaS contracts received within the period; in cases where SaaS is offered to partners through usage-based contracts, we include the incremental value of usage contracts over a rolling four quarters.

New Perpetual License Equivalent Bookings are used to normalize between perpetual and SaaS bookings and measure overall software bookings growth. We calculate new perpetual license equivalent bookings by adding to perpetual licenses an amount equal to New SaaS ACV bookings multiplied by a conversion factor that normalizes the mix of bundled and unbundled SaaS and perpetual bookings in a given period. The conversion factor used is based on our order mix and may change from period to period. Management uses perpetual license equivalent bookings to understand our performance, including our software bookings growth and SaaS/perpetual license mix. This metric should not be viewed in isolation from other operating metrics that we make available to investors.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP measure defined as net income (loss) before interest expense, interest income, income taxes, depreciation expense, amortization expense, stock-based compensation expenses, revenue adjustments, restructuring expenses, acquisition expenses, and other expenses excluded from our non-GAAP financial measures as described above. We believe that adjusted EBITDA is also commonly used by investors to evaluate operating performance between companies because it helps reduce variability caused by differences in capital structures, income taxes, stock-based compensation expenses, accounting policies, and depreciation and amortization policies. Adjusted EBITDA is also used by credit rating agencies, lenders, and other parties to evaluate our creditworthiness.

Net Debt

Net Debt is a non-GAAP measure defined as the sum of long-term and short-term debt on our consolidated balance sheet, excluding unamortized discounts and issuance costs, less the sum of cash and cash equivalents, restricted cash, restricted cash equivalents, restricted bank time deposits, and restricted investments (including long-term portions), and short-term investments. We use this non-GAAP financial measure to help evaluate our capital structure, financial leverage, and our ability to reduce debt and to fund investing and financing activities and believe that it provides useful information to investors.

Supplemental Information About Constant Currency

Because we operate on a global basis and transact business in many currencies, fluctuations in foreign currency exchange rates can affect our consolidated U.S. dollar operating results. To facilitate the assessment of our performance excluding the effect of foreign currency exchange rate fluctuations, we calculate our GAAP and non-GAAP revenue, cost of revenue, and operating expenses on both an as-reported basis and a constant currency basis, allowing for comparison of results between periods as if foreign currency exchange rates had remained constant. We perform our constant currency calculations by translating current-period foreign currency results into U.S. dollars using prior-period average foreign currency exchange rates or hedge rates, as applicable, rather than current period exchange rates. We believe that constant currency measures, which exclude the impact of changes in foreign currency exchange rates, facilitate the assessment of underlying business trends.

Unless otherwise indicated, our financial outlook, which is provided on a non-GAAP basis, reflects foreign currency exchange rates approximately consistent with rates in effect when the outlook is provided.

We also incur foreign exchange gains and losses resulting from the revaluation and settlement of monetary assets and liabilities that are denominated in currencies other than the entity’s functional currency. We periodically report our historical non-GAAP diluted net income per share both inclusive and exclusive of these net foreign exchange gains or losses. Our financial outlook for diluted earnings per share includes net foreign exchange gains or losses incurred to date, if any, but does not include potential future gains or losses.